Contact:
Adam Bergman
Adam.Bergman@advanceautoparts.com

Direct	540-561-8450
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS SECOND QUARTER RESULTS
 Sales Increase 8.3%

ROANOKE, Va., August 10, 2006— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fiscal second quarter ended July 15, 2006.

Earnings per diluted share for the second quarter were $0.59, compared to $0.60 last year. This year’s second quarter results include $0.03 per share of stock-option expense, whereas last year’s quarter does not include pro forma stock-option expense of $0.02 per share. (All per-share amounts referenced in this release reflect the Company’s 3-for-2 stock split, which took effect September 26, 2005).

In the second quarter, sales increased 8.3% to $1.11 billion from $1.02 billion last year. Comparable-store sales increased 1.2% in the quarter, comprised of a 1.0% decrease in do-it-yourself (DIY) and a 9.1% increase in do-it-for-me (DIFM). The 1.2% comparable-store sales increase compares to a 9.0% increase in last year’s second quarter.

“Our sales for the quarter were disappointing,” said Mike Coppola, Chairman and CEO. “We believe that sales are being impacted unfavorably by macroeconomic conditions that have reduced our customers’ discretionary income, and second quarter sales compared to a strong 9.0% comparable-store increase last year. In this challenging environment, we must improve our execution in every area of the Company. We are working to continue improving our store execution, customer service and advertising effectiveness, while at the same time optimizing our expense structure. We believe that these actions will more-effectively position us for the future.”

Second quarter gross margin was 47.6% of sales, a 50 basis point improvement compared to last year’s quarter, primarily reflecting category management initiatives and logistics efficiencies.

Second quarter selling, general and administrative (SG&A) expenses were 37.6% of sales, compared to 36.1% in second quarter 2005. This reflects 60 basis points loss of leverage on rent, depreciation and

ADVANCE AUTO PARTS REPORTS RESULTS FOR SECOND QUARTER 2006
August 10, 2006

other fixed costs from softer-than-anticipated comparable-store sales and the acceleration of our new-store openings. In addition, SG&A was unfavorably impacted by higher costs for fuel and insurance programs, including property, worker’s compensation and medical, which in total account for another 55 basis points. Non-comparable stock-option expense also increased SG&A in this year’s quarter by 41 basis points.

The quarter’s income tax rate was 38.1%, and the Company anticipates its tax rate to be in the range of 38.0% to 38.2% for the balance of 2006.

For the first half of the year, total sales grew 9.6% to $2.50 billion. Comparable-store sales grew 2.7% over this time, comprised of a 0.1% decrease in DIY and a 13.1% increase in DIFM. The 2.7% comparable-store sales increase compares to a 9.1% increase in last year’s first half. First half earnings per diluted share increased to $1.27 compared to $1.23 last year. Earnings in this year’s first half include stock-option expense of $0.06 per share, whereas last year’s first-half results do not include pro forma stock-option expense of $0.04 per share.

“While we are adjusting our spending in line with a challenging macroeconomic environment and current sales trend, we remain committed to our strategic objectives,” Coppola said. “We have the financial and human resources to continue rolling out strategic investments, such as opening new stores, remodeling existing stores, and adding commercial-delivery programs to selected stores. These investments are key to our future. While we remain committed to our long-term goals, we are developing a leaner expense structure, which better positions Advance for the future.”

Store Information
During the second quarter, the Company opened 44 new stores, of which six were Autopart International (AI) stores. The Company also relocated 10 existing stores, and remodeled 56 stores to the innovative Advance 2010 format. Year-to-date, the Company has opened 102 new stores. Since acquiring AI in September 2005, AI has opened 11 new stores, and now operates a total of 72 locations. Advance now expects to open 205 to 215 new stores in 2006, including AI. This level of new-store openings represents unit growth of 7% to 8% compared to 2005, and compares to prior guidance of 185 to 195 new stores (or 6% to 7% unit growth). As of July 15, 2006, 1,765 (or 61%) of the Company’s stores are 2010-format stores, and approximately 81% of the Company’s stores offer commercial delivery programs.

2006 Guidance
Based on recent sales trends, the Company projects comparable-store sales to be in the range of zero to 2% for the third quarter (compared to a 10% increase in last year’s third quarter), and slightly higher in the fourth quarter (compared to a 6.3% increase in last year’s fourth quarter). The Company continues to anticipate gross margin improvement for the balance of the year, with pressure on SG&A, particularly in the third quarter, as a result of modest comparable-store sales. Accordingly, the Company is projecting 2006 earnings per diluted share in the range of $2.10 to $2.20, inclusive of $0.12 per share of stock-option expense; 2005 EPS of $2.13 did not include pro forma stock-option expense of $0.09 per share. For the year, the Company now expects capital expenditures to be in the range of $245 million to $255 million.

ADVANCE AUTO PARTS REPORTS RESULTS FOR SECOND QUARTER 2006
August 10, 2006

For third quarter 2006, the Company forecasts earnings per diluted share in the range of $0.50 to $0.55, inclusive of $0.03 of stock-option expense. Last year’s third quarter EPS of $0.55 do not include pro forma stock-option expense of $0.02 per share.

Share Repurchases and Quarterly Dividend
During the second quarter, the Company repurchased 2.4 million shares of its common stock for $84 million. Cumulatively since August 2004, the Company has repurchased over 12 million shares of its common stock for $385 million.

On August 8, 2006, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share be paid on October 6, 2006 to stockholders of record as of September 22, 2006.

Investor Conference Call
The Company will host a conference call on August 10, 2006, at 8:00 a.m. Eastern Daylight Time to discuss its quarterly results. To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 800-8651. The call will be archived on the Company’s website until August 9, 2007.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of July 15, 2006, the Company operated 2,971 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including new-store growth, the impact of stock-option expense, comparable-store sales, gross margin and SG&A rates, capital expenditures and earnings per share for third-quarter 2006 and fiscal year 2006. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 31, 2005, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 15,	December 31,	July 16,
	2006	2005	2005

Assets

Current assets:
Cash and cash equivalents	$13,128	$40,783	$175,888
Receivables, net	87,414	94,689	94,380
Inventories, net	1,433,126	1,367,099	1,327,332
Other current assets	41,088	45,369	31,380
Total current assets	1,574,756	1,547,940	1,628,980

Property and equipment, net	954,620	898,851	843,034
Assets held for sale	4,099	8,198	16,912
Goodwill	67,208	67,094	2,707
Other assets, net	22,037	20,066	17,098
	$2,622,720	$2,542,149	$2,508,731

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$38,297	$50,170	$25,561
Current portion of long-term debt	37,767	32,760	32,200
Financed vendor accounts payable	128,511	119,351	120,825
Accounts payable	688,727	629,248	643,686
Accrued expenses	291,278	265,437	243,140
Other current liabilities	44,628	44,498	75,053
Total current liabilities	1,229,208	1,141,464	1,140,465

Long-term debt	392,651	406,040	421,950
Other long-term liabilities	67,765	74,874	75,899
Total stockholders' equity	933,096	919,771	870,417
	$2,622,720	$2,542,149	$2,508,731

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment," (SFAS 123R) as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 15, 2006 and July 16, 2005
(in thousands, except per share data)
(unaudited)

	July 15,	July 16,
	2006	2005

Net sales	$1,107,857	$1,023,146

Cost of sales, including purchasing and warehousing costs	580,498	541,096

Gross profit	527,359	482,050

Selling, general and administrative expenses	412,351	369,530
Share-based compensation	4,562	-

Operating income	110,446	112,520

Other, net:
Interest expense	(8,752)	(7,575)
Other (expense) income, net	(21)	1,045
Total other, net	(8,773)	(6,530)

Income before provision for income taxes	101,673	105,990

Provision for income taxes	38,737	40,061

Net income	$62,936	$65,929

Basic earnings per share	$0.60	$0.61
Diluted earnings per share ( a )	$0.59	$0.60

Average common shares outstanding ( b )	105,650	108,777
Dilutive effect of stock options	1,143	1,571
Average common shares outstanding - assuming dilution	106,793	110,348

( a )
Diluted earnings per share include $0.03 of share-based compensation for the twelve weeks ended July 15, 2006. The twelve weeks ended July 16, 2005 do not include share-based compensation. On a pro forma basis, share-based compensation for the twelve weeks ended July 16, 2005 was $0.02 per diluted share.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At July 15, 2006 and July 16, 2005, we had 105,005 and 109,463 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 15, 2006 and July 16, 2005
(in thousands, except per share data)
(unaudited)

	July 15,	July 16,
	2006	2005

Net sales	$2,500,867	$2,281,510

Cost of sales, including purchasing and warehousing costs	1,308,340	1,198,529

Gross profit	1,192,527	1,082,981

Selling, general and administrative expenses	946,176	850,247
Share-based compensation	9,607	-

Operating income	236,744	232,734

Other, net:
Interest expense	(18,915)	(16,486)
Other income, net	599	1,365
Total other, net	(18,316)	(15,121)

Income before provision for income taxes	218,428	217,613

Provision for income taxes	81,411	83,037

Net income	$137,017	$134,576

Basic earnings per share	$1.28	$1.25
Diluted earnings per share ( a )	$1.27	$1.23

Average common shares outstanding ( b )	106,923	107,910
Dilutive effect of stock options	1,277	1,757
Average common shares outstanding - assuming dilution	108,200	109,667

( a )
Diluted earnings per share include $0.06 of share-based compensation for the twenty-eight weeks ended July 15, 2006. The twenty-eight weeks ended July 16, 2005 do not include share-based compensation. On a pro forma basis, share-based compensation for the twenty-eight weeks ended July 16, 2005 was $0.04 per diluted share.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At July 15, 2006 and July 16, 2005, we had 105,005 and 109,463 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 15, 2006 and July 16, 2005
(in thousands)
(unaudited)

	July 15,	July 16,
	2006	2005
Cash flows from operating activities:
Net income	$137,017	$134,576
Depreciation and amortization	70,860	62,476
Share-based compensation	9,607	-
Benefit for deferred income taxes	(7,425)	(6,297)
Excess tax benefit from share-based compensation	(3,427)	-
Tax benefit related to exercise of stock options	-	27,998
Other non-cash adjustments to net income	791	1,050
Decrease (increase) in:
Receivables, net	7,395	7,589
Inventories, net	(66,027)	(125,882)
Other assets	2,300	(13,241)
Increase in:
Accounts payable	59,479	55,738
Accrued expenses	44,339	42,370
Other liabilities	2,230	2,740
Net cash provided by operating activities	257,139	189,117

Cash flows from investing activities:
Purchases of property and equipment	(132,015)	(119,777)
Business acquisitions, net of cash acquired	(12,500)	-
Proceeds from sales of property and equipment	6,788	2,874
Net cash used in investing activities	(137,727)	(116,903)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(11,873)	5,377
Increase in financed vendor accounts payable	9,160	63,929
Dividends paid	(12,839)	-
Net payments on credit facilities	(8,382)	(15,850)
Proceeds from the insuance of common stock, primarily exercise
of stock options	10,871	28,672
Excess tax benefit from share-based compensation	3,427	-
Repurchase of common stock	(137,560)	(42,978)
Increase in borrowings secured by trade receivables	129	8,203
Net cash (used in) provided by financing activities	(147,067)	47,353

Net (decrease) increase in cash and cash equivalents	(27,655)	119,567
Cash and cash equivalents, beginning of period	40,783	56,321
Cash and cash equivalents, end of period	$13,128	$175,888

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 15, 2006 and July 16, 2005
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow

	July 15,	July 16,
	2006	2005

Cash flows from operating activities	$257,139	$189,117
Cash flows used in investing activities	(137,727)	(116,903)
	119,412	72,214

Increase in financed vendor accounts payable	9,160	63,929

Free cash flow	$128,572	$136,143

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Reconciliation of Non-GAAP Operating Metrics

	Twelve Weeks Ended			Twenty-Eight Weeks Ended
	July 15,	July 16,	%	July 15,	July 16,	%
	2006	2005	(dec) inc	2006	2005	inc
Adjusted diluted earnings per share:

Diluted earnings per share	$0.59	$0.60	(1.7%)	$1.27	$1.23	3.3%
Pro forma share-based compensation	-	(0.02)		-	(0.04)
Adjusted diluted earnings per share	$0.59	$0.58	1.7%	$1.27	$1.19	6.7%

Adjusted selling, general and administrative (SG&A)
expenses per store:

SG&A expense	$416,913	$369,530		$955,783	$850,247
Pro forma share-based compensation	-	3,568		-	7,313
Adjusted SG&A expense	416,913	373,098		955,783	857,560
Ending store count	2,971	2,708		2,971	2,708
SG&A expense per store	$140	$136	2.8%	$322	$314	2.5%
Adjusted SG&A expense per store	$140	$138	1.9%	$322	$317	1.6%

Note: Management believes adjusted diluted earnings per share and adjusted selling, general and administrative expenses per store are useful to our stockholders as they present a comparable measure of our operating results due to the adoption of SFAS 123R as of January 1, 2006. Adjusted diluted earnings per share and adjusted selling, general and administrative expenses per store are non-GAAP measures and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of operations.